
GOLDMAN SACHS INTERNATIONAL (the "Company") of Peterborough Court, 133 Fleet Street, London EC4A 2BB, hereby appoint each of Jennifer G. Lee, Jamison Yardley and Jess J. Morrison, acting singly, to be our true and lawful attorney-in-fact, to execute and deliver in our name and on our behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, such documents to be in such form as such attorney-in-fact may approve on our behalf, such approval to be conclusively evidenced by the due execution thereof.
This Power of Attorney shall remain in full force and effect until the earlier of the --th of March 2022 or with respect to each attorney-in-fact, until such time as such attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates, unless earlier revoked by written instrument. The Company has the unrestricted right unilaterally to revoke this Power of Attorney.
This Power of Attorney shall be governed by and construed in accordance with the laws of England and Wales.
EXECUTED AS A DEED and THE COMMON SEAL of GOLDMAN SACHS INTERNATIONAL was duly affixed and signed by two Directors, two Managing Directors or a Director/Managing Director and a Secretary duly authorized by, and pursuant to, the resolution of the Board of Directors of Goldman Sachs International dated 29 March 2011, on this --th day of March 2019.

/s/ Lee R. Hughes
Name:  Lee R. Hughes
Title: Managing Director

/s/ Richard M. Buckingham
Name:  Richard M. Buckingham
Title: Managing Director/ Secretary